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                                                               Exhibit 99.(j)(2)

Consent of Independent Registered Public Accounting Firm

The board and shareholders
RiverSource International Managers Series, Inc.:
   RiverSource International Aggressive Growth Fund
   RiverSource International Equity Fund
   RiverSource International Select Value Fund
   RiverSource International Small Cap Fund

We consent to the use of our reports dated December 20, 2006 incorporated by reference and to the references to our Firm under the headings "Financial Highlights" in Part A and "Independent Registered Public Accounting Firm" in Part B of the Registration Statement.


                                        /s/ KPMG LLP

Minneapolis, Minnesota
December 19, 2007